EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:
Michael W. Rogers	William B. Boni
Exec. VP and Chief Financial Officer	VP, Corp. Communications

INDEVUS PHARMACEUTICALS ANNOUNCES BOARD CHANGES

LEXINGTON, MA, December 14, 2004 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced the following changes to its board of directors: the election of Michael E. Hanson as a new director, the election of Cheryl P. Morley as presiding director, and the retirement of Lee J. Schroeder.

Mr. Hanson served from 1973 to 1997 in a number of senior management positions with Eli Lilly and Company, including as a member of the operations committee, president of Lilly’s Internal Medicine Business Unit, Oncology and Cardiovascular Products, vice president of Lilly Research Laboratories, vice president of new product planning and licensing, vice president of Lilly International and president and general manager of Eli Lilly Japan. He retired from Lilly in 1997 and currently serves as a director of companies in the medical, health care and venture capital industries.

“Michael Hanson brings a wealth of commercialization and marketing experience to the Indevus board,” said Glenn L. Cooper, chairman, president and chief executive officer of Indevus. “We believe his insights and expertise acquired during decades of management in the pharmaceutical industry will be especially valuable as SANCTURA continues its successful launch and as SANCTURA XR and additional products approach commercialization in the years to come.

“Cheryl Morley is currently chairperson of the nominating and governance committee of the board. Best governance practices dictate the designation of a presiding director, particularly when the positions of chairman and chief executive officer are held by the same person,” said Dr. Cooper. “Cheryl has taken the lead on several strategic initiatives since her election to the board. She is an excellent choice to fill the important position of presiding director, and I look forward to working with her in this expanded role.

“I would like to personally thank Lee Schroeder for more than thirteen years of distinguished and invaluable service to the Company,” said Dr. Cooper. “We will miss his strategic counsel, his professionalism and his support. Lee’s presence has helped guide the Company during its evolution from a development-stage company to its emergence this year as a commercial operation, and I join the other directors of Indevus in warmly wishing him only the best in his retirement from the board.”

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Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA™, pagoclone for anxiety disorders, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA™ and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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